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                        CONSENT OF INDEPENDENT AUDITORS

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We consent to the use of our report dated March 9, 1999, with respect to the consolidated financial statements of The Hockey Company (formerly SLM International, Inc.) as at December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the periods January 1, 1997 to April 11, 1997 and April 12, 1997 to December 31, 1997 included in this report on Form 10-K/A of The Hockey Company (formerly SLM International, Inc.) to be filed to the Securities and Exchange Commission dated April 30, 1999.


                                                           /s/ Ernst & Young LLP

Montreal, Canada
April 30, 1999

----------------------------  [LOGO] ERNST & YOUNG  ----------------------------


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